UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 16, 2006

VIACOM INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32686	20-3515052
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1515 Broadway, New York, NY	10036
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (212) 258-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement.

On October 16, 2006, Viacom Inc. ("Viacom") entered into a separation agreement (the “Separation Agreement”) with Thomas E. Freston, Viacom’s former President and Chief Executive Officer. The Separation Agreement confirms Mr. Freston’s resignation from service as Viacom’s President and Chief Executive Officer, and as a member of Viacom’s Board of Directors, for “Good Reason” (as defined in the employment agreement, dated July 1, 2004 between Mr. Freston and the former Viacom Inc., as amended by a letter agreement dated June 14, 2005 and assigned to Viacom (the “Employment Agreement”)) and quantifies Mr. Freston’s entitlements under the Employment Agreement.

Consistent with the terms of the Employment Agreement, Viacom will pay Mr. Freston his salary and other benefits accrued through the date of his termination of employment (the “Resignation Date”), including approximately $7.4 million in deferred compensation and approximately $5.7 million constituting the balance of Mr. Freston’s account under Viacom’s excess 401(k) plan, all of which amounts were fully earned, vested and payable as of the Resignation Date. In addition, Viacom will pay Mr. Freston termination payments calculated in accordance with the Employment Agreement in an aggregate amount of approximately $58.9 million consisting of his salary (at an annual rate of $3,013,200), deferred compensation (at an annual rate of $2,600,000 for 2006, increasing by $300,000 per year for subsequent years) and target bonus (equal for each year to two times the sum of Mr. Freston’s salary and deferred compensation), in each case for the period from the Resignation Date through June 30, 2009. The Employment Agreement provides for 50% of the termination payments to be paid to Mr. Freston in a lump sum within 30 days of the Resignation Date, with the balance paid in accordance with Viacom’s regular payroll practices through June 30, 2009. In the Separation Agreement, Mr. Freston and Viacom have agreed to postpone both the lump sum portion of the termination payments and the payment of any portion of the balance that would otherwise be paid during the first six months following the Resignation Date until the first business day following the six-month anniversary of the Resignation Date.

The Separation Agreement confirms Mr. Freston’s entitlement under the Employment Agreement to continuation of certain medical, dental and life insurance benefits through June 30, 2009 (subject to discontinuation of benefits if Mr. Freston becomes covered by the plans of a subsequent employer).

As provided in the Employment Agreement, all stock options previously awarded to Mr. Freston by Viacom vested on the Termination Date and will remain exercisable thereafter for periods ranging from six months to three years. An award of 90,141 restricted stock units previously awarded to Mr. Freston by Viacom vested on the Termination Date and will be settled by the delivery of shares of Viacom Class B Common Stock on the first business day following the six-month anniversary of the Resignation Date. Viacom expects to recognize approximately $10 million in previously unrecognized compensation expense related to the vesting of this grant.

Mr. Freston has elected under the Employment Agreement to become an advisor to Viacom for a period of three years, subject to Mr. Freston’s right to terminate the advisory arrangement upon 14 days notice to Viacom. Mr. Freston will be paid an advisory fee of $1 million per year for his services.

The Separation Agreement confirms the applicability of certain covenants set forth in the Employment Agreement with respect to solicitation of employees, confidential information, Viacom’s ownership of results and proceeds of Mr. Freston’s services, litigation cooperation, non-disparagement and other matters. Mr. Freston and Viacom have agreed to a mutual release covering any claims arising out of Mr. Freston’s employment or the termination thereof.

The foregoing description of the Separation Agreement is qualified by reference to the Separation Agreement, which is attached hereto as Exhibit 10 and is incorporated herein by reference in its entirety.

Section 9 - Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.	The following exhibit is filed as part of this Report on Form 8-K:

Exhibit No.	Description of Exhibit
10	Separation Agreement between Viacom Inc. and Thomas E. Freston dated October 16, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIACOM INC.

By:	/s/ Michael D. Fricklas
	Name:	Michael D. Fricklas
	Title:	Executive Vice President, General Counsel and Secretary

Date: October 18, 2006

Exhibit Index

Exhibit No.	Description of Exhibit
10	Separation Agreement between Viacom Inc. and Thomas E. Freston dated October 16, 2006.

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